UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): December 8, 2015
Ensco plc
(Exact name of registrant as specified in its charter)

England and Wales	1-8097	98-0635229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Chesterfield Gardens
London, England W1J 5BQ
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: 44 (0) 20 7659 4660
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

INFORMATION TO BE INCLUDED IN THE REPORT
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	1
Item 9.01 Financial Statements and Exhibits	2
SIGNATURE	3
EXHIBIT INDEX	4

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Ensco plc (the “Company”) previously reported that J. Mark Burns ceased serving in his capacity as Chief Operating Officer effective December 4, 2015 in connection with his retirement from the Company. On December 8, 2015, the Company entered into a separation agreement with Mr. Burns (the “Agreement”). Pursuant to the Agreement, Mr. Burns will continue his employment with the Company until December 31, 2015 (the “Employment Period”).

During the Employment Period, Mr. Burns will receive continued payment of his current base salary at an annual rate of $620,000. During the Employment Period, Mr. Burns will also continue to be eligible for, and to receive, all compensation and benefits available to executive officers, including continued eligibility under the 2005 Supplemental Executive Retirement Plan and the Ensco Savings Plan and medical, life and disability insurance. If, prior to December 31, 2015, Mr. Burns voluntarily resigns his employment or if he is terminated for cause (as defined in the Agreement), then the Company is not obligated to make these payments or provide the benefits to Mr. Burns described in this paragraph and the bullet points below.

In recognition of Mr. Burns’ past service to the Company and provided that Mr. Burns signs and does not revoke the release in connection with the Agreement and complies with the restrictive covenants set forth in the Agreement as described below, Mr. Burns will be entitled to the following separation package:

•	Mr. Burns will be entitled to a separation payment in the amount of $620,000, less applicable withholding taxes, to be paid in a single lump sum on January 30, 2016.

•
Subject to approval of the Board of Directors, the Company will make a payment to Mr. Burns in an amount equal to what Mr. Burns would have otherwise received under Ensco’s 2005 Cash Incentive Plan (“ECIP”) which is calculated based upon the achievement of certain performance goals under the 2015 ECIP had Mr. Burns remained an employee. This payment will be made within 10 business days after April 1, 2016.

•
The Company will make a payment to Mr. Burns in the amount of $1,337,786 on December 31, 2016, which is based on the current value of the unvested restricted shares held by Mr. Burns that will be forfeited by him under the terms of the 2012 Long Term Incentive Plan as of December 31, 2015.

•
Mr. Burns will be entitled to a pro rata portion (as of December 31, 2015) of his performance unit awards granted during 2013, 2014 and 2015, according to the terms of the respective award agreements, which are calculated based upon the achievement of certain performance goals. The awards are payable in shares after the completion of the applicable three-year performance cycle, although the Company may elect to make a cash settlement thereof. Mr. Burns shall be entitled to the dividend equivalents that accrue for such shares during the respective three-year performance cycles.

•
Each of Mr. Burns’ outstanding vested options will remain exercisable for a period ending on the earlier of (i) the second anniversary of the last day of the Employment Period and (ii) the last day of the option term.

•
For a period of 12 months, the Company will reimburse Mr. Burns the excess of the costs required for the continuation of his health benefits as provided by the Consolidated Omnibus Budget Reconciliation Act (COBRA) above the then active Company employee cost for such coverages.

Except as provided in the Agreement, Mr. Burns will not be eligible to receive a severance benefit under any Company severance plan or program.
Mr. Burns will be entitled to a tax equalization payment from the Company in the amount of any excess of foreign taxes paid over the amount of U.S. federal and state taxes Mr. Burns would have paid if he had remained an employee in the United States during such employment such that the after tax amount actually retained by Mr. Burns is equal to the after tax amount Mr. Burns would have retained if he had been an employee in the United States during the employment period.

If prior to the last day of the Employment Period, Mr. Burns’ employment is terminated due to death or permanent disability (as defined in the Agreement), then the Company will be obligated to make the payments and provide the benefits described above to Mr. Burns or to his spouse and eligible dependents, as appropriate.

Mr. Burns is subject to non-disparagement and confidentiality covenants and restrictive covenants of noncompetition and non-solicitation for a period of one year following the end of the Employment Period. Mr. Burns is also required to execute a customary release in favor of the Company.
The foregoing description of the Agreement is qualified in its entirety by reference to the complete text of the agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Separation Agreement dated December 8, 2015, between Ensco plc and J. Mark Burns.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ensco plc

Date: December 11, 2015	/s/ Robert W. Edwards III Robert W. Edwards III Controller

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement dated December 8, 2015, between Ensco plc and J. Mark Burns.

4